EXHIBIT 14.b

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated December 1, 2004 relating to the financial statements and financial highlights which appear in the October 31, 2004 Annual Reports to Shareholders of T. Rowe Price International Equity Index Fund and T. Rowe Price U.S. Bond Index Fund and our reports dated February 11, 2005 relating to the financial statements and financial highlights which appear in the December 31, 2004 Annual Reports to Shareholders of T. Rowe Price Extended Equity Market Index Fund and T. Rowe Price Equity Index 500 Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP
Baltimore, Maryland
March 30, 2005